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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: SSBCiti Funds Inc.

Address of Principal Business Office (No. & Street, City, State, Zip Code): c/o Salomon Brothers Asset Management Inc, Seven World Trade Center,
New York, New York, 10048

Telephone Number (including area code): (212) 783-7000

Name and address of agent for service of process:
                    Robert A. Vegilante
                    Salomon Brothers Asset Management Inc
                    7 World Trade Center
                    New York, New York 10048

Check appropriate box:

                  Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes [X] No [ ]




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                                   SIGNATURES

                  Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 30th day of July, 1999.

                                      SSBCITI FUNDS INC.
                                      (Name of Registrant)

                                      By: /s/ Heath B. McLendon
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                                          Heath B. McLendon
                                          President

Attest: /s/ Robert A. Vegliante
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        Robert A. Vegliante
        Assistant Secretary